UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35186	38-1747023
(Commission File Number)	(IRS Employer Identification Number)

2800 Executive way

Miramar, Florida 33025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (954) 447-7920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Stockholders Voting Agreement

Spirit Airlines, Inc. (the “Company”) is party to a Stockholders Voting Agreement, dated June 1, 2011, with investment funds managed by Oaktree Capital Management (“Oaktree”) and Indigo Partners (“Indigo”), the Company’s two largest stockholders . The Stockholders Voting Agreement provides that the Company’s board of directors be comprised of 11 members and that Oaktree and Indigo each have the right to designate a certain number of director nominees to the Company’s board of directors for election by the Company’s stockholders at its annual meeting. By its terms, the Stockholders Voting Agreement terminates at such time that investment funds managed by Oaktree and by Indigo, as a group, own less than 50% of the Company’s outstanding voting common stock.

On January 25, 2012, Oaktree, Indigo and certain other stockholders sold an aggregate of 12,650,000 shares of the Company’s common stock (including 1,650,000 shares sold pursuant to underwriters’ full exercise of its over-allotment option) in an underwritten public offering (see Item 8.01 for more information). As a result of the sale of their shares, investment funds managed by Oaktree and by Indigo, as a group, owned less than 50% of the Company’s outstanding voting common stock. Accordingly, the Stockholders Voting Agreement terminated by its terms.

Item 8.01	Other Material Events.

On January 20, 2012, the Company announced the pricing of a secondary offering of 11,000,000 shares of common stock at a price to the public of $14.50 per share (the “Offering”). All of the shares of common stock were sold by existing stockholders of the Company, including investment funds managed by Oaktree and Indigo and certain members of the Company’s executive team. In addition, the underwriters exercised in full their option to purchase from Oaktree and Indigo an additional 1,650,000 shares of common stock to cover over-allotments. The company did not receive any proceeds from the Offering.

Prior to the Offering, the Company had been exempt from certain rules of the NASDAQ Stock Market that require that our audit committee and compensation committee be comprised entirely of independent directors under the “controlled company” exception. As a result of the consummation of the Offering, the Company’s ability to claim the controlled company exemption lapsed, and the phase-in periods applicable to the foregoing NASDAQ Stock Market requirements commenced. Accordingly, Mr. Wilson will be required to discontinue serving as a member of the Audit Committee prior to June 1, 2012 and Mr. Franke will be required to discontinue serving as a member of the Compensation Committee prior to January 25, 2013. The Company already complies with the NASDAQ Stock Market rules requiring that the majority of the Company’s board of directors and all of the directors serving on the Nominating and Corporate Governance Committee be independent.

A registration statement relating to these securities filed with the U.S. Securities and Exchange Commission (the “SEC”) was declared effective on January 19, 2012. The registration statement on Form S-1 and all subsequent amendments may be accessed through the SEC’s website at www.sec.gov. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the Company’s press release announcing the pricing of the Offering is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release announcing pricing of Offering, dated January 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2012	SPIRIT AIRLINES, INC.

By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release announcing pricing of Offering, dated January 20, 2012.